EXHIBIT 10.4
                              Promissory Note

$10,000.00                                                   April 27, 2001
                                                              Santa Ana, CA

     On Demand FOR VALUE RECEIVED, the undersigned promises to pay in lawful money of the United States of America to the order of Mezzanine Capital Ltd., nominee or assignee, the sum of TEN THOUSAND DOLLARS ($10,000.00), with interest from April 27, 2001 until paid at the rate of ten percent (10%) per annum.

     Should interest not be paid, it shall thereafter bear interest as the principal, but such unpaid interest so compounded shall not exceed an amount equal to simple interest on the principal at the maximum rate permitted by law. The undersigned hereby waives presentment for payment, protest, notice of protest, notice of nonpayment, and diligence in bringing suit, and further agrees, in case suit is instituted, to collect this Promissory Note or any portion thereof, to pay such additional sum for attorneys' fees as the Court may adjudge reasonable in such suit.

                                 Mezzanine Investment Corporation

                                 By: /s/ Eric Chess Bronk
                                     Eric Chess Bronk, President